[MITY ENTERPRISES, INC. LOGO]


FOR IMMEDIATE RELEASE:  Wednesday, May 2, 2007

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

  MITY ENTERPRISES, INC. TO BE ACQUIRED BY SORENSON CAPITAL AND PETERSON
                  PARTNERS FOR $21.50 CASH PER SHARE
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OREM, UTAH - MITY Enterprises, Inc. (NASDAQ: MITY) announced today that it has signed an agreement to be acquired by means of a merger with an affiliate of Sorenson Capital Partners, L.P. (Sorenson Capital) and Peterson Partners LP (Peterson Partners). Under the terms of the merger agreement, the holders of MITY common stock will receive $21.50 per share in cash for their shares, which represents an approximate 9% premium above the May 2, 2007 closing price, an approximate 15% premium above the 120-trading day moving average price and is higher than MITY's shares have ever traded.

The board of directors of MITY has unanimously approved the merger agreement, the merger and the transactions contemplated thereby, and will also recommend approval by MITY's shareholders.

Completion of the transaction is subject to the affirmative vote of MITY's shareholders, expiration or termination of the applicable anti-trust waiting periods and other customary closing conditions. The parties will work to close the transaction as soon as reasonably practicable following the satisfaction of the conditions, and the transaction is expected to be completed late in the second calendar quarter or early in the third calendar quarter of 2007. Following the completion of the transaction, the company's common stock will be de-listed and will no longer trade publicly.

In connection with the execution of the Merger Agreement, certain officers and directors of the Company holding approximately 28% of the outstanding shares of common stock of the Company entered into a voting agreement with Parent and Merger Sub, in which such officers and directors agreed to vote their respective shares of Company common stock in favor of the Merger.

"The Board of Directors unanimously endorses this transaction and believes it is in the best interest of the Company's shareholders. With the transaction, shareholders will have realized substantial value from their investment. Sorenson Capital and Peterson Partners represent a new dynamic that can build on MITY's great market position and powerful business culture," said Gregory Wilson, Chairman of the Board.

"We believe MITY has a strong franchise with leading positions in growing market segments, and an experienced management team," said Fraser Bullock, Co-Founder and a Managing Director of Sorenson Capital. "We look forward to supporting the MITY workforce in its efforts to serve customers and grow long-term business value."

ABOUT MITY

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit MITY Enterprises online at www.mityinc.com.

ABOUT SORENSON CAPITAL

Sorenson Capital (www.sorensoncapital.com) is a private equity fund that provides small- to middle-market buyout and growth equity investments with a particular focus on opportunities in selected states in the western U.S. Sorenson Capital is managed and controlled by West Rim Capital; both are headquartered in Salt Lake City, Utah with offices in Palo Alto, California and Phoenix, Arizona.

ABOUT PETERSON PARTNERS

Peterson Partners, based in Salt Lake City, is one of the Intermountain West's leading private equity firms. Specializing in small to mid-sized companies, Peterson Partners has a track record of success including investments in JetBlue, Making Memories, EnergySolutions, Asurion, Instashred, Winder Farms, 3form and Diamond Rental. Founded in 1995, Peterson Partners has over $300 million under management through four funds. Press Contact: Jordan Clements
(801) 365-0180 or jordan@petersonpartnerslp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to, among other things, the completion of the Merger and the other transactions contemplated by the Merger Agreement. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Such risks include, but are not limited to, the ability of the parties to the Merger Agreement to satisfy the conditions to closing specified in the Merger Agreement and other risks and uncertainties outlined in the Company's documents filed with the Securities and Exchange Commission (SEC), including the Company's most recent annual report on Form 10-K for the fiscal year ended March 31, 2006, and its subsequent quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the SEC. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and, by making these forward-looking statements, the Company undertakes no obligation to update these statements after the date of this release.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This material is not a substitute for the proxy statement and other documents MITY Enterprises will file with the Securities and Exchange Commission ("SEC") regarding the transaction. The Company intends to file with the SEC a proxy statement and other relevant materials in connection with the Merger. The proxy statement will be mailed to the shareholders of the Company. The Company's shareholders and investors are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the Company, the Merger and related matters. Investors and shareholders may obtain free copies of these materials (when they are available) and other documents filed with the SEC at the SEC's website at www.sec.gov. A free copy of the proxy statement when it becomes available may also be obtained from MITY Enterprises, Inc., 1301 West 400 North, Orem, Utah 84057, Attn. Bradley T Nielson. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company's shareholders with respect to the Merger. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the proposed Merger by reading the proxy statement, which will be filed with the SEC.

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